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                                                                 EXHIBIT 11.1


COMPUTATION OF EARNINGS PER SHARE

                                                          Three Months Ended          Nine Months Ended
                                                             September 30,               September 30,
                                                        ------------------------    ------------------------
                                                           1995         1996           1995         1996
                                                        ------------------------    ------------------------
Weighted average shares outstanding for the period       7,388,734     7,243,547     6,890,340     7,207,278

Common equivalent shares                                   326,383       648,155       311,104       619,656
                                                        ----------   -----------    ----------    ----------

Shares used in per share calculation                     7,715,117     7,891,702     7,201,444     7,826,934
                                                        ==========    ==========    ==========    ==========

Net income                                              $1,759,172    $2,675,594    $4,884,257    $4,757,189
                                                        ----------    ----------    ----------    ----------

Net income per Common Share                             $     0.23    $     0.34    $     0.68    $     0.61
                                                        ==========    ==========    ==========    ==========